Exhibit 99.1

BIOHAVEN PHARMACEUTICALS REPORTS SECOND QUARTER 2019 FINANCIAL RESULTS AND RECENT BUSINESS DEVELOPMENTS

August 9, 2019

- Submitted Two New Drug Applications (NDAs) to FDA for Zydis® Orally Dissolving Tablet (ODT) and tablet formulations of rimegepant in the second quarter of 2019

- Applied Biohaven’s Priority Review Voucher (PRV) to the rimegepant Zydis® ODT NDA, providing an expedited 6-month regulatory review period

- Published rimegepant Phase 3 study results in the New England Journal of Medicine and The Lancet

- Announced expanded safety and preliminary preventive efficacy data from ongoing rimegepant long-term safety study and presented case reports of using rimegepant to successfully treat breakthrough migraine attacks in patients taking preventive calcitonin gene-related peptide (CGRP)-targeting monoclonal antibodies

- Completed a public offering of common shares with total gross proceeds of $322.6 million, advancing and expanding Biohaven's ongoing oral CGRP antagonist platform, including regulatory filings, development of glutamate modulation platform product candidates, the MPO platform, and for working capital and other corporate purposes

- Advanced study enrollment in ongoing Phase 3 trials of troriluzole in Generalized Anxiety Disorder, Alzheimer’s Disease, Obsessive-Compulsive Disorder and Spinocerebellar Ataxia

NEW HAVEN, Conn., August 8, 2019 /PRNewswire/ -- Biohaven Pharmaceutical Holding Company Ltd. (NYSE: BHVN, the "Company"), a clinical-stage biopharmaceutical company with a portfolio of innovative, late-stage product candidates targeting neurological and neuropsychiatric diseases, today reported financial results for the quarter ended June 30, 2019, and provided a review of recent accomplishments and anticipated milestones.

Vlad Coric, M.D., CEO of Biohaven commented, "The submission of our NDAs to the FDA for rimegepant represents a significant achievement for Biohaven and advances the development of what we believe will be an important next generation oral therapy for the acute treatment of migraine.” Dr. Coric continued, "The strength of our clinical data is reflected in the recent publications in the New England Journal of Medicine and the Lancet, highlighting rimegepant’s early onset of action and sustained pain freedom and relief out to 48 hours after taking a single dose. We are excited about advancing this drug candidate for migraine patients that want or need another treatment option."

Biohaven also applied a Priority Review Voucher (PRV) to its rimegepant Zydis ODT NDA in the second quarter of 2019. A PRV entitles the holder to designate an NDA for priority review and provides for an expedited 6-month review of the application.

Jim Engelhart, Biohaven's CFO added, "We have recently completed a common shares public offering with gross proceeds of $322.6 million that we believe puts the company in a strong financial position to continue to advance the Company’s goals including, (1) advancing the rimegepant Zydis® ODT and tablet formulation development programs towards commercialization for the acute treatment of migraine, (2) reporting Phase 3 topline data for rimegepant in the preventive treatment of migraine, (3) reporting Phase 2/3 topline efficacy for intranasal BHV-3500 in acute treatment of migraine in the fourth quarter of 2019, (4) continuing to enroll patients in a Phase 2 proof of concept trial evaluating the safety and efficacy of rimegepant in patients with treatment refractory trigeminal neuralgia, (5) completing enrollment in three Phase 2/3 clinical trials of troriluzole in Alzheimer's disease, Obsessive-Compulsive Disorder, and Generalized Anxiety Disorder by the end of 2019, and (6) initiating a Phase 3 clinical trial for the treatment of MSA in the third quarter of 2019."

Second Quarter and Recent Business Highlights

Oral CGRP-Antagonist Programs:
•Submitted New Drug Applications for rimegepant and applied PRV – In the second quarter of 2019, the Company submitted New Drug Applications (NDAs) with the U.S. Food and Drug Administration (FDA) for the Zydis ODT and tablet formulations of rimegepant. The Company also applied its PRV to the Zydis ODT NDA.

•Published Phase 3 data in leading medical journals and presented expanded data at the AHS Annual Scientific Meeting – In July, the Company presented sixteen scientific presentations (oral and poster) at the American Headache Society (AHS) Annual Scientific Meeting highlighting new efficacy and safety data for rimegepant; notably, Biohaven presented the following posters:

◦Poster #P235LB: Interim results from the long-term, open-label safety study of rimegepant 75 mg in over 1,780 patients with a combined exposure of over 105,000 doses were presented for the first time at a scientific meeting. Patients were dosed up to one year and were allowed to take rimegepant up to once daily. The drug was well tolerated in adults with migraine, only 2.7% of subjects discontinued due to an adverse event, and there were no signs of hepatoxicity. A cohort with high-frequency, scheduled dosing of rimegepant 75 mg at least every other day demonstrated consistent results with the overall population.

◦Poster #P239LB: A pooled analysis of results from the three rimegepant Phase 3 trials looked at the efficacy of rimegepant in patients taking concurrent preventive medication and found rimegepant to be more effective than placebo for the acute treatment of migraine. Among subjects on preventive medication (547 subjects, rimegepant n=272, placebo n=275), pooled two-hour pain freedom rates for rimegepant and placebo were 20.6% and 10.2%, respectively (p=0.0007). Additionally, the two-hour rates for freedom from most bothersome symptom were 37.1% for rimegepant and 20.4% for placebo (p<0.0001).

◦Poster #P236LB: A pooled analysis of results from the three rimegepant Phase 3 trials looked at the efficacy of rimegepant in patients with high migraine attack frequency (at least four attacks per month), a patient population that has previously been shown to be more difficult to treat, and found rimegepant was an effective acute treatment of migraine. Among subjects with 4 or more moderate or severe attacks per month (2426 subjects, rimegepant n=1217, placebo n=1209), two-hour pain freedom rates for rimegepant and placebo among these patients were 20.6% and 12.6%, respectively (p<0.0001). For two-hour freedom from the most-bothersome symptom, the rates were 35.8% and 26.9% for rimegepant and placebo, respectively (p<0.0001).

◦Poster #P238LB: The first clinical report evaluating the efficacy and safety of rimegepant for the acute treatment of migraine for breakthrough attacks in two patients concurrently receiving erenumab, a CGRP receptor binding monoclonal antibody, for preventive treatment of migraine was presented for the first time in a scientific meeting. The two patients were enrolled in the rimegepant long-term open-label safety study. With rimegepant used as an acute treatment, both patients were able to eliminate use of additional rescue medications and successfully treat their attacks with rimegepant alone. After starting erenumab for preventive treatment, both patients were able to successfully treat breakthrough attacks with oral rimegepant that occurred despite the use of the injectable monoclonal antibody preventive therapy.

•Announced expanded safety and preliminary preventive efficacy data from ongoing long-term safety study and presented case reports of using rimegepant to successfully treat breakthrough migraine attacks in patients taking preventive CGRP-targeting monoclonal antibodies – In May, the Company announced expanded safety & efficacy data from an ongoing long-term safety study with rimegepant at the American Academy of Neurology Annual Meeting.

◦Based upon the interim analysis performed at the database cutoff of February 20, 2019 of Study BHV3000-201 (NCT03266588 or "Study 201"), the Company reported that rimegepant was well tolerated with long-term dosing up to one year in patients with migraine. At that point in time, 105,192 doses of rimegepant 75 mg were administered up to once daily to over 1,780 patients with migraine. Interim hepatic data were reviewed by an external independent panel of liver experts who concluded that there was no liver safety signal and compared to placebo arms of other migraine treatments, there was a very low incidence of overall elevations of liver laboratory abnormalities (1% incidence of serum ALT or AST > 3x the upper limit of normal (ULN) through the data analysis cut-off date).

For the first time, the Company also reported Study 201 safety & preliminary efficacy data from the 286 cohort of patients with a history of 4 to 14 moderate to severe migraine attacks per month, treated with rimegepant 75 mg every other day for up to 12 consecutive weeks. During the on-treatment period, no rimegepant-treated patients (N=281) experienced ALT or AST levels >3x the ULN. There were also no rimegepant-treated patients who experienced alkaline phosphatase or bilirubin >2x the ULN. With regard to efficacy, 48.4% of subjects in the scheduled dosing cohort experienced a ≥50% reduction in the frequency of monthly migraine days with moderate-to-severe pain intensity during the third month of treatment.
◦The Company also presented the first clinical reports suggesting that oral rimegepant has the potential to be safe and consistently effective for the treatment of breakthrough migraine attacks in patients taking injectable CGRP-targeting monoclonal antibody preventive therapy.

•Enrolled first patient in Phase 2 trial of rimegepant for trigeminal neuralgia – In July, the Company announced it enrolled the first patient in a Phase 2 clinical trial of rimegepant for the treatment of refractory trigeminal neuralgia. This trial will enroll patients in a double-blind, placebo-controlled, crossover design study at Johns Hopkins Medical Center.

•Announced completion of enrollment in pivotal Phase 3 migraine prevention trial – In August, the Company announced it completed enrollment in its Phase 3 trial of rimegepant as a preventive therapy for migraine. The Phase 3 trial examines the efficacy and safety of rimegepant in adult subjects who have suffered from migraine for at least one year and who have a frequency of 4 to 14 migraine attacks of moderate to severe intensity per month over the three months prior to enrollment. Top line data is expected in the fourth quarter of 2019.

•Advanced enrollment in the intranasal BHV-3500, Biohaven’s third generation CGRP-antagonist, Phase 2 dose finding study.

•Launched the "Demand More" migraine disease awareness campaign at the 2019 American Headache Society Annual Scientific Meeting highlighting patient needs in the acute treatment of migraine. The "Demand More" campaign is based on research that suggests patients are not getting the relief they want and need from their current acute treatments. In surveys of patients with migraine, 56 percent of patients reported they still experienced migraine pain two hours post-treatment, and 54 percent of patients taking existing acute treatments reported inadequate pain relief at 24 hours. Approximately 48 percent of patients weren't satisfied with their ability to function after taking their current acute treatment. Approximately 67 percent of patients reported they delayed or avoided acute medications due to concerns about side effects. More information about the campaign can be found at: www.realrelieffrommigraine.com

Glutamate Modulating Program:

•Provided an update on Phase 2/3 Alzheimer’s Disease clinical trial – In July, the Company announced that enrollment in the T2 Protect AD Study, a Phase 2/3 clinical trial of troriluzole in Alzheimer's disease, is progressing on schedule with more than 400 subjects enrolled (for screening) and over 180 subjects randomized to study treatment (troriluzole or placebo). The trial is expected to be fully enrolled before the end of the fourth quarter of 2019 and the Company, in collaboration with the Alzheimer's Disease Cooperative Study (ADCS), anticipates performing the pre-planned interim futility analysis by the end of 2019.

•Provided an update on Nurtec (riluzole) 505(b)2 application – In July, the Company announced that it had received a Complete Response Letter (CRL) from the FDA for its 505(b)2 application seeking approval for NURTEC™ (riluzole) for the treatment of Amyotrophic Lateral Sclerosis (ALS). The sole issue identified in the CRL relates to an FDA concern regarding the use of an active pharmaceutical ingredient (API) manufactured by Apotex Pharmachem India Private Limited (Apotex) and used in the drug product supplies for the bioequivalence study in 2017. In the CRL, the FDA stated that it provided recommendations to Apotex regarding the information needed to qualify previous API batches manufactured at Apotex during the time period in question.  Biohaven has been subsequently informed by the manufacturer that the manufacturer had an exemption from the FDA to supply riluzole to the U.S. market during that time period. Biohaven has been in contact with the FDA's Chemical Manufacturing Controls (CMC) group and Apotex to resolve the matter and Biohaven has already submitted additional information to the FDA regarding this issue. Biohaven notes that the API for commercial supply of Nurtec is currently sourced from another supplier, with whom no CMC issues have been identified.  The FDA did not cite any other concerns in their CRL regarding Nurtec.

•Completed a $322.6 million Public Offering of Common Shares - In June 2019, the Company announced the pricing of an underwritten public offering of 6,976,745 of its common shares at a price to the public of $43.00 per share for net proceeds of $281.1 million after deducting underwriting discounts and commissions of $18.0 million and other offering expenses of approximately $0.9 million. Subsequently, in July 2019, the underwriters of the follow-on offering partially exercised their option to purchase additional shares, and Biohaven issued and sold 525,000 common shares for additional net proceeds of $21.2 million after deducting underwriting discounts and commissions of $1.4 million. Thus, the aggregate net proceeds from the follow-on offering, after deducting underwriting discounts and commissions and other offering costs, were $302.3 million. The Company plans to use the net proceeds from the offering for advancing and expanding the development and commercialization activities of Biohaven's ongoing oral CGRP antagonist platform, advancing and expanding the development of glutamate modulation platform product candidates and the MPO platform and for working capital and other corporate purposes. We believe that the aggregate proceeds received through this offering, in addition to current cash on hand, provides Biohaven with the resources to support and expand the Company's rimegepant development program through commercialization, advance the glutamate modulator platform, and further develop the Company's earlier-stage pipeline, clinical infrastructure and commercialization activities beyond the next twelve months.

Upcoming Milestones
Biohaven is progressing drug candidates for a number of common and rare disorders through clinical programs. The Company expects to reach significant pipeline milestones with its CGRP receptor antagonists, glutamate modulators and myeloperoxidase inhibitor in the coming quarters.

The Company expects to:
•Continue to advance the rimegepant Zydis® ODT (orally dissolving tablet) and tablet formulation development programs towards commercialization for the acute treatment of migraine.
•Report Phase 3 topline data for rimegepant in preventive treatment of migraine in the fourth quarter of 2019.
•Report Phase 2/3 topline efficacy and safety results for intranasal BHV-3500 in acute treatment of migraine in fourth quarter of 2019.
•Complete enrollment in Phase 2/3 trial of troriluzole in Alzheimer's disease and conduct futility analysis in the fourth quarter of 2019.
•Complete enrollment in Phase 2/3 trial with troriluzole in Obsessive-compulsive Disorder by the end of 2019.
•Complete enrollment in Phase 2/3 trial of troriluzole in Generalized Anxiety Disorder by the end of 2019.
•Complete enrollment in Phase 3 trial of troriluzole in Spinocerebellar Ataxia in the first quarter of 2020.
•Continue enrolling patients in Phase 2 proof of concept trial evaluating the safety and efficacy of rimegepant in patients with treatment refractory trigeminal neuralgia.
•Initiate a Phase 3 clinical trial for the treatment of multiple system atrophy (MSA), a rare, rapidly progressive and fatal neuroinflammatory disease with no cure or effective treatments, in the third quarter of 2019.

•Conduct ongoing non-clinical studies defined under the scientific research agreement with University of Connecticut to support the advancement of UC1MT, a therapeutic antibody targeting extracellular metallothionein.

Second Quarter and First Half 2019 Financial Results
Cash Position:  Cash as of June 30, 2019, was $465.7 million, compared to $217.4 million as of March 31, 2019. This increase was primarily due to net proceeds of approximately $281.1 million from the Company's June common share offering. Subsequent to June 30, 2019, we received additional net proceeds of $21.2 million from the underwriters of the follow-on offering who partially exercised their option to purchase additional shares.

Research and Development (R&D) Expenses:  R&D expenses, including one-time regulatory and non-cash share-based compensation costs, were $176.0 million for the three months ended June 30, 2019, compared to $29.1 million for the three months ended June 30, 2018. The increase of $146.9 million was primarily due to:
•the purchase of a PRV for $105.0 million to expedite the regulatory review of the ODT version of rimegepant;
•filing fees of $7.6 million related to the Company’s submission of NDAs with the FDA for the Zydis ODT and tablet formulations of rimegepant;
•accrual for CGRP development milestones payable to Bristol-Myers Squibb Company in the amount of $11.5 million;
•one-time issuance of common shares to Fox Chase Chemical Diversity Center Inc. which resulted in an increase of $5.6 million in direct costs for our preclinical research program; and
•an increase of $7.5 million in non-cash share-based compensation.

The issuance of $5.6 million of common shares to Fox Chase Chemical Diversity Center Inc. was for preclinical development for eventual clinical evaluation for the treatment of one or more TDP-43 proteinopathies.

The increase in personnel related costs, including non-cash share-based compensation, was a result of additional options issued and hiring additional research and development personnel. Our headcount, in research and development, increased to 47 as of June 30, 2019, compared to 30 as of June 30, 2018. Non-cash share-based compensation expense was $10.3 million for the three months ended June 30, 2019, an increase of $7.5 million as compared to the same period in 2018.

General and Administrative (G&A) Expenses:  G&A expenses, including non-cash share-based compensation costs, were $23.2 million for the three months ended June 30, 2019, compared to $9.1 million for the three months ended June 30, 2018. The increase of $14.2 million was primarily due to increases in personnel-related costs, including non-cash share-based compensation, due to the hiring of additional personnel in our general and administrative functions primarily to prepare for commercialization of our product candidates, and increases in professional fees supporting ongoing business operations, and additional fees to comply with the requirements of being a public company. Our headcount, in general and administrative activities, increased to 43 as of June 30, 2019, compared to 23 as of June 30, 2018. Non-cash share-based compensation expense, included in personnel-related costs, was $7.2 million for the three months ended June 30, 2019, an increase of $4.4 million as compared to the same period in 2018.

Net Loss:  The Company reported a net loss attributable to common shareholders for the three months ended June 30, 2019 of $211.1 million, or $4.67 per share, compared to $39.3 million, or $1.01 per share for the same period in 2018. Net loss per share, adjusted to remove the effects of the $105.0 million one-time payment for the PRV in April 2019 was $2.35 per share for the three months ended June 30, 2019.

About Biohaven
Biohaven is a clinical-stage biopharmaceutical company with a portfolio of innovative, late-stage product candidates targeting neurological diseases, including rare disorders. Biohaven has combined internal development and research with intellectual property licensed from companies and institutions including Bristol-Myers Squibb Company, AstraZeneca AB, Yale University, Catalent, and ALS Biopharma LLC. Currently, Biohaven's lead development programs include multiple compounds across its CGRP receptor antagonist, glutamate modulation and myeloperoxidase inhibition platforms. More information about Biohaven is available at www.biohavenpharma.com.

Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve substantial risks and uncertainties, including statements that are based on the current expectations and assumptions of the Company's management. All statements, other than statements of historical facts, included in this press release regarding the Company's business and product candidate plans and objectives are forward-looking statements. Forward-looking statements include those related to: the expected timing, commencement and outcomes of the Company's planned and ongoing clinical trials, the timing of planned interactions and filings with the FDA, the timing and outcome of expected regulatory filings, the potential commercialization of the Company's product candidates, the potential for the Company's product candidates to be first in class or best in class therapies and the effectiveness and safety of the Company’s product candidates. The use of certain words, including "believe", "continue", "may", "on track", "expects" and "will" and similar expressions, are intended to identify forward-looking statements. Various important factors could cause actual results or events to differ materially from those that may be expressed or implied by our forward-looking statements. Additional important factors to be considered in connection with forward-looking statements are described in the "Risk Factors" section of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2019 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the Securities and Exchange Commission on May 8, 2019. The forward-looking statements are made as of this date and the Company does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended June 30,
	2019	2018
Operating expenses:
Research and development	$175,977	$29,052
General and administrative	23,235	9,064
Total operating expenses	199,212	38,116
Loss from operations	(199,212)	(38,116)
Other income (expense):
Non-cash interest expense on mandatorily redeemable preferred shares	(3,955)	—
Non-cash interest expense on liability related to sale of future royalties	(5,151)	(501)
Change in fair value of derivative liability	(1,263)	—
Loss from equity method investment	(1,415)	(641)
Other	(16)	14
Total other expense, net	(11,800)	(1,128)
Loss before provision for income taxes	$(211,012)	$(39,244)
Provision for income taxes	58	25
Net loss and comprehensive loss	(211,070)	(39,269)
Net loss per share — basic and diluted	$(4.67)	$(1.01)
Weighted average common shares outstanding—basic and diluted	45,226,434	38,942,545

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30, 2019	December 31, 2018
	(Unaudited)
Assets
Current assets:
Cash	$465,739	$264,249
Prepaid expenses and other current assets	8,613	8,090
Total current assets	474,352	272,339
Property and equipment, net	7,433	6,248
Equity method investment	9,099	11,414
Other assets	24	11
Total assets	$490,908	$290,012
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$13,502	$10,752
Accrued expenses	31,167	8,782
Total current liabilities	44,669	19,534
Liability related to sale of future royalties, net	129,487	117515
Mandatorily redeemable preferred shares, net	94,890	—
Derivative liability	35,078	—
Other long-term liabilities	43	2,043
Total liabilities	$304,167	$139,092
Total shareholders’ equity	$186,741	$150,920
Total liabilities and shareholders’ equity	$490,908	$290,012

For further information, contact Dr. Vlad Coric, Chief Executive Officer, at Vlad.Coric@biohavenpharma.com